Exhibit 99.1

NEWS RELEASE

Mack-Cali Announces Receipt of Notice of Director Nominations from Bow Street

Bow Street Intends to Nominate a Majority Slate in an Effort to Advance Its Grossly Inadequate Proposal to Acquire Mack-Cali’s Suburban and Waterfront Office Assets

Bow Street’s Unsolicited Proposal, Rejected by the Mack-Cali Board, Substantially Undervalues Mack-Cali’s Suburban and Waterfront Office Assets and Is Not in the Best Interests of Stockholders

Mack-Cali Board Reaffirms Confidence in Its Current Strategy

Jersey City, N.J. — March 18, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) today announced receipt of a notice from Bow Street Special Opportunities Fund XV, LP (“Bow Street”) of its intent to nominate a majority slate of six candidates to stand for election to the Board of Directors of the Company at the Company’s 2019 Annual Meeting of Stockholders.

The nominations follow the unanimous rejection by the Company’s Board of Directors of an unsolicited proposal from Bow Street and David Werner Real Estate Investments (“DWREI”) to acquire for cash Mack-Cali’s suburban and waterfront office assets in a complex transaction in which Roseland and other residential assets of the Company would be spun-off to Mack-Cali stockholders as a newly-formed, publicly-traded residential REIT.

The Company received Bow Street’s unsolicited proposal on February 25, 2019.  Following initial discussions between the parties, on March 8, 2019, the Company informed Bow Street that the Company’s Board of Directors would review and consider the proposal at its regularly scheduled quarterly meeting on March 13, 2019, as part of the Board’s regular evaluation of the Company’s strategic direction.  On March 10, 2019, Bow Street informed the Company of its intent to nominate a slate of candidates to the Company’s Board of Directors prior to the March 15, 2019 deadline for submitting director nominations under the Company’s bylaws, unless the Company agreed to extend such deadline to continue private discussions with Bow Street.

On March 13, 2019, the Company’s Board of Directors, at its regularly scheduled quarterly meeting, after careful evaluation of the Bow Street proposal, in consultation with its financial and legal advisors, unanimously determined that the proposal substantially undervalues the Company’s core office portfolio, is unworkable and, if consummated, would leave the Company and its stockholders without the wherewithal to capitalize on its residential assets and with shares of a small, undercapitalized company unlikely to achieve an attractive valuation in the public market.  Accordingly, the Board determined that the Bow Street proposal is not in the best interests of Mack-Cali’s stockholders.

On March 14, 2019, Bow Street delivered its formal director nomination notice to the Company.

The Board’s unanimous decision to reject the Bow Street proposal was based, among others, on the following considerations:

•                  The proposal values Mack-Cali’s core office portfolio at a substantial discount to management’s valuation estimate.  The proposed cash price of $2.4 billion to $2.6 billion for Mack-Cali’s suburban and waterfront office assets implies a gross asset valuation for the Company’s core office portfolio that is significantly lower than management’s valuation.

•                  The proposal overstates the amount of net cash proceeds that would be available for distribution to Mack-Cali stockholders.  The amount of net cash proceeds from the sale of Mack-Cali’s suburban and waterfront office assets that would be available for distribution to Mack-Cali stockholders would likely be materially lower than $8.00 to $10.00 per share, as suggested in the proposal, due to taxes, frictional costs and/or structuring prohibitions.

•                  The proposal is based on unrealistic assumptions regarding trading multiples of the new residential REIT.  The assumptions regarding the post-transaction trading levels of the new residential REIT used in the proposal imply earnings multiples that are materially in excess of the current trading multiples of blue-chip public multifamily peers (which operate with significantly lower financial leverage than inherent in the new residential REIT) and are not realistic for a small-cap, highly leveraged multifamily REIT, with limited cash flows, substantial development exposure and significant distribution obligations to a joint-venture investor (Rockpoint Group).

•                  The proposal does not take into account the cash flow constraints of Mack-Cali’s residential business.  The proposal fails to take into account the current cash flow constraints and significant multifamily development exposure of Mack-Cali’s residential business, which may result in the new residential REIT not being able to generate sufficient cash flows to support its debt service obligations, fund its multifamily development activities or pay meaningful dividends to its stockholders.

•                  The proposal contemplates a structure that would create serious tax risks for Mack-Cali and its stockholders.  While the proposal suggests that the sale of the Company’s suburban and waterfront office assets would be accomplished in a “tax efficient structure,” the Company’s preliminary analysis indicates that the proposed transaction would likely have materially adverse tax consequences for the Company and its stockholders.

Based on the foregoing, the Board of Directors has concluded that the Bow Street proposal is unlikely to deliver aggregate consideration to stockholders that is anywhere near the hypothetical transaction value of $26.00 to $29.00 per share, as suggested by Bow Street in its proposal.  In fact, the Board believes that the proposal might very well result in an overall value that is lower than the current trading price of the Company’s common stock, without meaningful dividends that could be paid to Mack-Cali stockholders solely from the multifamily business.  Moreover, the Board believes that the proposed transaction would leave the Company without the wherewithal to develop and maximize the value of its residential assets and with a significant and unsustainable debt burden.

For the past three-plus years, Mack-Cali has been pursuing a strategic plan designed to transform and reposition its asset portfolio through its “Waterfront Strategy,” as was outlined in detail at the Company’s recent Investor Day.  The Board believes that the Company has achieved substantial progress in both its office and multifamily portfolios on the waterfront and other premier markets.  We believe that in the upcoming quarters we will have accelerated earnings by executing on our waterfront leasing plan.  For example, for every 100,000 square feet of leasing, we project an increase of 5 cents per share in annual cash and GAAP earnings.  Furthermore, our multifamily developments under construction in the upcoming quarters will have a projected increase of 20 cents per share in annual cash and GAAP earnings.  This continuing transformation will enable the Company to narrow the gap between its NAV and the trading price of its common stock, thereby creating substantial value for all of its stockholders.  It is this value creation potential that Bow Street and DWREI are attempting to take for themselves.  The Board strongly believes that Mack-Cali’s strategic plan will deliver value to stockholders that is far superior to the Bow Street proposal, without the substantial cost, risks and uncertainties associated with the proposal.

“The Mack-Cali Board is committed to continued stockholder value creation,” said William L. Mack, Chairman of the Board of Directors of Mack-Cali.  “Our Board considers all credible alternatives for maximizing value for our stockholders, including potential strategic transactions.  However, the Bow Street/DWREI unsolicited proposal is wholly inadequate from a value perspective, illusory in nature, and does not reflect Mack-Cali’s intrinsic value and growth potential.  Indeed, the proposal is not a credible offer to deliver value to our stockholders through the acquisition of the entire Company at a full and fair price.  Rather, it is nothing more than an attempt to break up Mack-Cali in order to acquire our valuable office assets at a grossly inadequate price and at the expense of all other stockholders.  The Mack-Cali Board believes that Bow Street’s notice of director nominations is an attempt to pressure the Board into accepting Bow Street’s inadequate proposal and, failing that, to gain control of the Board, all of which is part of Bow Street’s and DWREI’s plan to seize for themselves value that belongs to all of Mack-Cali stockholders.”

Michael J. DeMarco, Chief Executive Officer of the Company, added, “Over the past several years, Mack-Cali has taken significant steps to transform our business to focus on the Hudson River Waterfront and other transit-based office markets, while expanding our multifamily operations.  For example, we have sold over $2.1 billion of assets in the last 3 ½ years while constructing over $2 billion of multifamily assets and buying over $740 million 1031 replacement assets.  We have learned three things during this process: (1) exactly where the market is for NJ office assets; (2) how to sell those assets in today’s environment and (3) how to do so in a tax efficient manner.  This proposal, which we estimate to be at a 9% in place cap rate and under $200 per square foot, flies in the face of everything we have learned over the last 3 ½ years.  By successfully executing on our plan to evolve and improve the Mack-Cali asset portfolio, we believe we have established the finest office and residential platform in New Jersey.  While there are certainly challenges that face our Company and our industry, we firmly believe that Mack-Cali has significant upside and value creation opportunities and that our strong strategic and business plan will enable us to deliver profitable growth and meaningfully higher stockholder value than the Bow Street proposal.”

Mack-Cali stockholders are not required to take any action at this time.  The Company is evaluating Bow Street’s director nomination notice for compliance with the Company’s bylaws.

BofA Merrill Lynch is serving as financial advisor to Mack-Cali, and Greenberg Traurig, LLP and Seyfarth Shaw LLP are serving as legal counsel to the Company.

About Mack-Cali Realty Corporation

One of the country’s leading Real Estate Investment Trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and luxury multifamily properties in select waterfront and transit-oriented markets throughout the Northeast.  Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the Company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed Company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades.  By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).  The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting.  The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when they become available) on the SEC’s website, at www.sec.gov.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali, its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company will be set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company.  These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:
David Smetana Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1035 dsmetana@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Senior Vice President, Corporate Communications and Investor Relations (732) 590-1025 dcrockett@mack-cali.com

Proxy Solicitor:
Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com

Media Contacts:
Andrew Siegel / Jonathan Keehner Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449